UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2017

WIDEPOINT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33035	52-2040275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7926 Jones Branch Drive, Suite 520, McLean, Virginia (Address of Principal Executive Office)		22102 (Zip Code)
Registrant’s telephone number, including area code: (703) 349-2577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 20, 2017, WidePoint Corporation (the “Company”) entered into an appointment and standstill agreement (the “Agreement”) with its significant stockholder, Nokomis Capital, L.L.C. (“Nokomis”), pursuant to which, among other things, the Company agreed to immediately appoint Alan Howe and Philip Richter as Class II directors of the Company and as members of the Corporate Governance and Nominating Committee and the Compensation Committee of the Board and to nominate them for election at the Company’s 2017 Annual Meeting of Stockholders. As part of the Agreement, Nokomis, among other things, agreed to customary standstill commitments during the term of the Agreement and to vote its shares in favor of the Board's recommendations regarding director elections and other matters to be submitted to a vote at the 2017 Annual Meeting of Stockholders. The term of the Agreement expires on the date that is thirty days prior to the deadline related to nominations by stockholders of directors for election at the Company’s 2018 Annual Meeting of Stockholders. As of the date of the Agreement, Nokomis owned 12,774,251 shares of the Company’s outstanding common stock, representing approximately 15.4%. The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the Agreement described above, on July 20, 2017, the Company appointed Alan Howe and Philip Richter as Class II directors of the Company and as members of the Corporate Governance and Nominating Committee and the Compensation Committee of the Board.

Alan Howe, age 56, is Managing Partner of Broadband Initiatives, LLC, a small boutique corporate advisory firm that he has managed since 2001. Mr. Howe has served both as a director and as a board chairman in multiple companies in a variety of industries including telecom and wireless equipment, software, IT services, wireless RF services, golf-shaft manufacturing, semi-conductors, and storage. In two situations, Mr. Howe serves as a board member of MagicJack Vocaltec Inc. (Nasdaq: CALL) , an Israeli telecom equipment provider, since April 2017; Data I/O Corporation (Nasdaq: DAIO), a manufacturer of programming and automated device handling systems, since January 2013; Determine Inc. (Nasdaq: DTRM), a cloud platform offering source to pay solutions to mitigate risk, streamline productivity and generate revenue, since January 2009; and Urban Communications, Inc. (TSX.V: UBN), a telecommunications company in Canada, since June 2016 and he served as a director of Qualstar Corporation (Nasdaq: QBAK) from 2013-2014. Mr. Howe earned an MBA in Finance from the Kelley Graduate School of Business of Indiana University and a B.S. in Business Administration and Marketing from the University of Illinois.

Philip Richter, age 47, is President and co-founder of New York City based Hollow Brook Wealth Management, LLC, which was formed in 1999. Hollow Brook is an SEC registered independent wealth management firm that manages and advises capital on behalf of families, foundations, endowments, pension plans, and individuals. Prior to Hollow Brook, Mr. Richter was an equity research analyst at Ingalls & Snyder, LLC, an employee owned investment manager, from 2004-2007, and a managing director of Knickerbocker, LLC, a private investment management family office, from 1998-2003, where he advised an alternative investment portfolio in private equity, venture capital and alternative investments. Earlier he was director of strategic planning for Beneficial Technology Corporation from 1996 to 1998 and a branch manager of consumer finance for Beneficial Management Corporation from 1994 to 1996. Mr. Richter has served as a trustee of the Pray Family Foundation since August 2013. He has also been the Treasurer of the United States Equestrian Team Foundation since January 2012 and has been on the Board of Directors of the Lake Placid Horse Show since January 2008, the Hampton Classic Horse Show since May 2009, and the United States Equestrian Federation since June 2016. Mr. Richter received a B.A. in History at Boston College and holds an MBA from New York University’s Stern School of Business.

There are no family relationships between Mr. Howe or Mr. Richter and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer and there have been no transactions involving that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other information.

On July 21, 2017, the Company issued a press release announcing the entry into the Agreement and appointment of the new directors. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01(d)	Financial Statements and Exhibits.

Exhibit 10.1	Appointment and Standstill Agreement
Exhibit 99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION

/s/ James T. McCubbin
Date:	July 21, 2017	James T. McCubbin
Executive Vice President and Chief Financial Officer